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                                 EXHIBIT 99.1

On January 8, 1997, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                            Contact:  Donald H. Stevens
 ---------------------                                       Laura M. Burford
                                                               (303) 572-3900

                   BARRETT RESOURCES FILES REGISTRATION FOR
                         $150,000,000, OF SENIOR NOTES



DENVER, COLO., JANUARY 8, 1997 - Barrett Resources Corporation (NYSE - BRR) announced the filing of a registration statement with the Securities and Exchange Commission for a public offering of $150,000,000 of senior notes of the company due in the year 2007.

The offering will be managed by Goldman, Sachs & Co., Chase Securities Inc., Lehman Brothers and Petrie Parkman & Co. The net proceeds from the offering will be used to repay in full indebtedness under the Company's credit facility, which was $70 million as of December 31, 1996, to fund a portion of the Company's planned exploration and development activities and for other general corporate purposes, including possible acquisitions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Barrett Resources is a Denver-based independent natural gas and crude oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties and activities are focused primarily in the Rocky Mountain region of Colorado and Wyoming, the Mid-Continent area of Kansas, Oklahoma, and Texas, and the Gulf of Mexico.


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